Exhibit 99.1

FLEETWOOD REPORTS RESULTS FOR FIRST QUARTER OF FISCAL 2009

Riverside, Calif., August 28, 2008 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today results for the first quarter of fiscal 2009, ended July 27, 2008.

Consolidated Results

The Company reported consolidated revenues for the fiscal 2009 first quarter of $289.9 million, down 41 percent from $488.3 million in the prior year. Revenues declined 51 percent for the RV Group and 15 percent for the Housing Group.

The steep decline in RV revenues led to an overall operating loss of $23.2 million compared to operating income of $5.7 million in the prior-year first quarter, which included a $5.4 million gain from the sale of an idle RV facility, partially offset by a $0.8 million impairment charge related to another idle RV facility.

The loss from continuing operations for the fiscal 2009 first quarter was $27.8 million, or $0.41 per share, compared with a loss from continuing operations of $2.3 million, or $0.04 per share, for the first quarter of last year.

“We have continued to cut costs and improve the responsiveness of our operations,” said Elden L. Smith, president and chief executive officer. “Unfortunately, the rapid and accelerating decline of sales in the motor home industry during the first quarter caused heavy operating losses that were exacerbated by an aggressive discounting environment and downtime at our plants. While the travel trailer division also had a loss quarter, its performance was improved over the prior year. The Housing Group remained profitable despite the challenging environment in that industry.”

Results by Business Segment

For the first quarter of fiscal 2009, RV Group revenues were 51 percent lower than the comparable prior-year period, due to sales declines of 56 percent and 37 percent in the motor home and travel trailer divisions, respectively. The RV Group recorded an operating loss of $23.8 million compared to operating income of $1.9 million in the first quarter last year. The operating loss for the motor home division was $16.1 million compared to operating income of $9.0 million in the first quarter of the prior year, and the operating loss for the travel trailer division was $5.6 million versus a $7.4 million loss, which included the net gain noted above of $4.6 million, in the comparable period last year.

“We are experiencing some of the toughest industry conditions that we have seen since the late 1970s and early 1980s,” Smith said. “Dealers are reducing their inventories significantly and manufacturers’ orders are considerably below the dealers’ weak retail sales rates. Considering the current business climate, we are pleased with the turnout indicated for our RV National Dealer Meeting next week. We will be showcasing our newest products with innovative floor plans and exciting décor packages. Although we expect dealers to remain cautious for the foreseeable future, we are eager to demonstrate to them why Fleetwood remains an excellent choice as their business partner going forward.”

Operating income for the Housing Group was $2.5 million compared with $5.5 million for the previous year’s first quarter. Housing Group revenues for the quarter were down 15 percent to $122.7 million from $144.2 million in the prior year.

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“We believe that, once the excess inventory of site-built housing begins to clear, the prospects for manufactured housing should improve,” Smith said. “Also, the housing bill recently passed by Congress contains several positives for our industry, which should continue to narrow the gap between site-built and manufactured housing lending practices. We expect the difficult environment to continue for at least a couple more quarters, however, as shipments continue to lag throughout the country, particularly in the retirement states of California, Arizona, and Florida. In the meantime, our Trendsetter modular division has substantially completed two military contracts, at Fort Bliss and Fort Sill, and is in advanced stages of negotiations for additional, similar contracts. We have received positive feedback on our involvement to date, and we expect to continue to participate in the Army’s military housing renovation plans.”

Outlook and Liquidity

“Business conditions are expected to remain challenging at least through our third fiscal quarter, resulting in losses and negative operating cash flows for Fleetwood through that same period,” Smith said. “We continue to aggressively pursue cost reductions and carefully manage production and inventories, while still investing in new and improved products based on customer feedback. In view of recent market deterioration, it is prudent to preserve liquidity to sustain our business through this period and for the longer term. As we have previously reported, the holders of our 5% debentures will almost certainly require us to repurchase the bonds in December 2008 at a par value of $100 million. The bond indenture permits us to meet this obligation either in stock or cash, or a combination of both. We always want to minimize dilution to existing shareholders to the degree possible. Accordingly, we plan to address the December redemption by working with investors to replace the existing debentures with one or more alternative debt or equity-linked securities in advance of the December 2008 due date. Such alternative instruments would likely have terms that are less advantageous to Fleetwood than the existing debentures, including a higher coupon and some additional dilution to common shareholders, but this would allow us to minimize the use of cash in order to maintain as much necessary operating flexibility as possible in the current uncertain environment.

“Despite a modest but unavoidable build up of motor home chassis and finished goods inventories in the first quarter, cash and marketable investments totaled $85.7 million at July 27, 2008, with virtually no borrowings on our revolving credit facility,” Smith added. “Since then we have raised an additional $26.5 million from real estate financing. A successful refinancing of the 5% debentures is the next step in our strategy to put Fleetwood in a position of strength relative to current economic conditions and posture the Company for an advantageous future. We believe in the long-term strength and viability of both our industries, and look forward to continuing our participation as a leader in each as the markets recover.”

Conference Call Information

The Company has scheduled a conference call with analysts and investors to discuss quarterly results. The call is scheduled for 1:30 p.m. EDT/10:30 a.m. PDT on Thursday, August 28, 2008. The call will be broadcast live on the Company’s website, www.fleetwood.com under Investor Relations, and over the Internet at www.streetevents.com and www.earnings.com. An archive of the call will be available on all three sites shortly after the conclusion of the call.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

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This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding the recovery of our industries, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the lack of assurance that we will regain sustainable profitability in the foreseeable future; the effect of ongoing weakness in both the manufactured housing and the recreational vehicle markets; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, the availability of financing in general, and other factors that can have a negative impact on consumer confidence, which may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; the effect on our sales of aggressive discounting by competitors; our ability to comply with financial tests and covenants on existing debt obligations; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; our ability to meet the repayment terms of our outstanding convertible debt instruments, including the 5% convertible senior subordinated debentures; potential dilution associated with equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; the potential for excessive retail inventory levels in the manufactured housing and recreational vehicle industries; the volatility of our stock price; repurchase agreements with floorplan lenders, which could result in increased costs; potential increases in the frequency of product liability, wrongful death, class action, and other legal actions, including actions resulting from products we receive from our suppliers; and the highly competitive nature of our industries.

All financial information is unaudited and subject to possible adjustment prior to the finalization of the Company’s quarterly report on Form 10-Q.

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Fleetwood Enterprises, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	13 Weeks Ended
	July 27, 2008	July 29, 2007
Net sales:
RV Group	$167,260	$344,088
Housing Group	122,652	144,234
	289,912	488,322

Cost of products sold	253,165	415,934
Gross profit	36,747	72,388

Operating expenses	60,062	71,282
Other operating (income) expenses, net	(82)	(4,587)
	59,980	66,695

Operating income (loss)	(23,233)	5,693
Other income (expense):
Investment income	861	1,317
Interest expense	(4,992)	(5,516)

	(4,131)	(4,199)
Income (loss) from continuing operations
before income taxes	(27,364)	1,494
Provision for income taxes	(406)	(3,805)
Loss from continuing operations	(27,770)	(2,311)

Loss from discontinued operations, net	(1,308)	(35)

Net loss	$(29,078)	$(2,346)

Basic and diluted loss per common share:
Loss from continuing operations	$(0.41)	$(0.04)
Loss from discontinued operations	(0.01)	-

Net loss per common share	$(0.42)	$(0.04)

Weighted average common shares	68,476	64,160

Fleetwood Enterprises, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	July 27, 2008	April 27, 2008	July 29, 2007
	(Unaudited)		(Unaudited)
ASSETS
Cash and cash equivalents	$60,698	$58,262	$26,535
Restricted cash and investments (A)	24,959	41,877	24,466
Receivables	82,909	102,421	126,468
Inventories	159,598	139,813	171,596
Other current assets	21,843	40,210	51,811
Total current assets	350,007	382,583	400,876

Property, plant and equipment, net	143,945	146,573	180,547
Deferred taxes	46,190	46,348	44,283
Other assets	49,998	50,067	61,425
Total assets	$590,140	$625,571	$687,131

LIABILITIES & SHAREHOLDERS' EQUITY

Accounts payable	$23,914	$27,701	$44,800
Employee compensation and benefits	30,158	32,253	45,598
Short-term borrowings	4,482	9,568	4,884
5% convertible senior subordinated debentures	100,000	100,000	-
Other current liabilities	77,215	105,365	136,583
Total current liabilities	235,769	274,887	231,865

5% convertible senior subordinated debentures	-	-	100,000
6% convertible subordinated debentures	160,142	160,142	160,142
Other long-term borrowings	11,306	16,145	20,131
Other non-current liabilities	86,840	88,129	89,904
Total non-current liabilities	258,288	264,416	370,177

Total shareholders' equity	96,083	86,268	85,089

Total liabilities and shareholders' equity	$590,140	$625,571	$687,131

(A)
As of April 27, 2008, the amount included $16.8 million of restricted cash proceeds from a real estate sale pledged in connection with the Company's secured credit facility. The restriction lapsed on May 23, 2008, following the completion of the substitution of alternative real estate collateral.

Fleetwood Enterprises, Inc.
CONDENSED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	13 Weeks Ended
	7/27/2008	7/29/2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss from continuing operations	$(27,770)	$(2,311)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization expense	4,325	5,241
Stock-based compensation expense	576	452
Gain on sale of property, plant and equipment	(374)	(5,361)
Other non-cash items	-	3,588
Changes in assets and liabilities:
Receivables	19,512	(8,134)
Inventories	(19,785)	(8,652)
Other assets and liabilities, net	(17,947)	(15,058)
Net cash used in operating activities	(41,463)	(30,235)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases and sales of investments, net	(30)	(363)
Purchases of property, plant and equipment	(2,122)	(2,083)
Proceeds from sale of property, plant and equipment	1,039	6,705
Change in restricted cash	16,790	-
Net cash provided by investing activities	15,677	4,259

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock, net	38,471	-
Change in short-term borrowings	(3,085)	(2,468)
Change in borrowings of long-term debt	(6,840)	2,661
Proceeds from exercise of stock options	-	793
Net cash provided by financing activities	28,546	986

CASH FLOWS FROM DISCONTINUED OPERATIONS:

Net cash used in discontinued operations	(324)	(850)

Foreign currency translation adjustment	-	248

Net change in cash and cash equivalents	2,436	(25,592)

Cash and cash equivalents at beginning of period	58,262	52,127

Cash and cash equivalents at end of period	$60,698	$26,535

Fleetwood Enterprises, Inc.
BUSINESS SEGMENT AND UNIT SHIPMENT INFORMATION
(Dollar amounts in thousands)
(Unaudited)

	13 Weeks Ended
	July 27, 2008	July 29, 2007
REVENUES:
Motor homes	$121,809	$273,681
Travel trailers	39,831	63,652
RV supply	5,620	6,755
RV Group	167,260	344,088
Housing Group	122,652	144,234
	$289,912	$488,322

OPERATING INCOME (LOSS):
Motor homes	$(16,068)	$9,003
Travel trailers	(5,648)	(7,425)
RV supply	(2,093)	305
RV Group	(23,809)	1,883
Housing Group	2,484	5,475
Corporate and other	(1,908)	(1,665)
	$(23,233)	$5,693

UNITS SOLD:
Recreational vehicles -
Motor homes	1,044	2,433
Travel trailers	1,917	3,386
	2,961	5,819

Housing -
HUD	2,693	3,565
MOD	599	248
	3,292	3,813

Total company shipments	6,253	9,632

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